Exhibit 99.T3E.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE WESTERN DISTRICT OF TEXAS

SAN ANTONIO DIVISION

In re: SPECTRUM JUNGLE LABS CORPORATION, et al.,		)
		)	Case No. 09-50455 (RBK)
)
		)	Chapter 11 Jointly Administered
	Debtors.	)
)

JOINT PLAN OF REORGANIZATION

OF SPECTRUM JUNGLE LABS CORPORATION, ET AL., DEBTORS

William B. Kingman (Texas Bar No. 11476200)

LAW OFFICES OF WILLIAM B. KINGMAN, P.C.

4040 Broadway, Suite 450

San Antonio, Texas 78209

Telephone: 210-829-1199

Email: bkingman@kingmanlaw.com

Harry A. Perrin (Texas Bar No. 15796800)

VINSON & ELKINS LLP

First City Tower, 1001 Fannin Street, Suite 2500

Houston, Texas 77002

Telephone: 713-758-2222; Fax: 713-615-5016

Email: hperrin@velaw.com

D. J. Baker (Texas Bar No. 01566500)

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Times Square

New York, New York 10036-6522

Telephone: 212-735-3000; Fax: 212-735-2000

Email: dj.baker@skadden.com

Counsel for Debtors and Debtors in Possession

Dated: April 28, 2009

TABLE OF CONTENTS

ARTICLE I RULES OF CONSTRUCTION AND DEFINITIONS		1

1.1	Rules of Construction	1
1.2	Definitions	1

ARTICLE II CLASSIFICATION OF CLAIMS AND INTERESTS		8

2.1	Introduction	8
2.2	Unclassified Claims	8
2.3	Unimpaired Classes of Claims and Interests	8
2.4	Impaired Voting Class of Claims	9
2.5	Impaired Non-Voting Classes of Claims and Interests	9

ARTICLE III TREATMENT OF CLAIMS AND INTERESTS		9

3.1	Unclassified Claims	9
3.2	Unimpaired Classes of Claims and Interests	10
3.3	Impaired Voting Class of Claims	11
3.4	Impaired Nonvoting Classes of Claims and Interests	11
3.5	Reservation of Rights Regarding Claims	11

ARTICLE IV ACCEPTANCE OR REJECTION OF THE PLAN		12

4.1	Impaired Classes of Claims and Interests Entitled to Vote	12
4.2	Acceptance by an Impaired Class	12
4.3	Presumed Acceptances by Unimpaired Classes; Provisional Voting by Class 2	12
4.4	Classes Deemed to Reject Plan	12
4.5	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	12

ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN		12

5.1	Continued Corporate Existence; Reincorporation	12
5.2	Certificates of Incorporation and By-laws	12
5.3	Exit Funding	13
5.4	Cancellation of Old Securities and Agreements	13
5.5	Authorization and Issuance of the New Securities	13
5.6	New Equity Incentive Plan; Further Participation in Incentive Plans	14
5.7	Directors and Officers of Reorganized Debtors	14
5.8	Revesting of Assets	14
5.9	Restructuring Transactions	15
5.10	Indemnification of Debtors’ Directors, Officers, and Employees; Insurance	15
5.11	Preservation of Rights of Action; Resulting Claim Treatment	15
5.12	Effectuating Documents; Further Transactions	15
5.13	Exemption From Certain Transfer Taxes	16
5.14	Corporate Action	16
5.15	Plan Supplement	16
5.16	Rights of Negotiating Noteholders	16

ARTICLE VI TREATMENT OF CONTRACTS AND LEASES		16

6.1	Assumed Contracts and Leases	16
6.2	Payments Related to Assumption of Contracts and Leases	17
6.3	Rejected Contracts and Leases	17
6.4	Compensation and Benefit Programs	17
6.5	Certain Indemnification Obligations	17
6.6	Extension of Time to Assume or Reject	18
6.7	Claims Arising from Assumption or Rejection	18

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS		18

7.1	Distributions for Claims Allowed as of Effective Date	18

i

7.2	Distribution to Holders of Allowed Claims	18
7.3	Calculation of Distribution Amounts of New Securities	19
7.4	Surrender of Cancelled Spectrum Notes	19
7.5	Withholding and Reporting Requirements	19
7.6	Setoffs	19
7.7	Prepayment	19
7.8	Allocation of Distributions	19

ARTICLE VIII CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		20

8.1	Conditions to Confirmation	20
8.2	Conditions to Effective Date	20
8.3	Waiver of Conditions	20

ARTICLE IX RETENTION OF JURISDICTION		21

9.1	Scope of Retention of Jurisdiction	21
9.2	Failure of the Bankruptcy Court to Exercise Jurisdiction	22

ARTICLE X MISCELLANEOUS PROVISIONS		22

10.1	Professional Fee Claims and Substantial Contribution Claims	22
10.2	Fees and Expenses of Negotiating Noteholders and Indenture Trustee Expenses	22
10.3	Dissolution of Equity Committee	22
10.4	Payment of Statutory Fees	22
10.5	Successors and Assigns and Binding Effect	22
10.6	Compromises and Settlements	22
10.7	Releases and Satisfaction of Subordination Rights	23
10.8	Releases by Debtors	23
10.9	Discharge of the Debtors	23
10.10	Injunction	24
10.11	Exculpation and Limitation of Liability	24
10.12	Term of Injunctions or Stays	24
10.13	Modifications and Amendments	25
10.14	Severability of Plan Provisions	25
10.15	Revocation, Withdrawal, or Non-Consummation	25
10.16	Notices	25
10.17	Computation of Time	27

ii

JOINT PLAN OF REORGANIZATION OF

SPECTRUM JUNGLE LABS CORPORATION, ET AL., DEBTORS

INTRODUCTION

Spectrum Jungle Labs Corporation, Spectrum Brands, Inc., ROVCAL, Inc., ROV Holding, Inc., Tetra Holding (US), Inc., United Industries Corporation, Schultz Company, Spectrum Neptune US Holdco Corporation, United Pet Group, Inc., DB Online, LLC, Aquaria, Inc., Perfecto Manufacturing, Inc., Aquarium Systems, Inc. and Southern California Foam, Inc. hereby propose this joint plan of reorganization for the resolution of their outstanding Claims (as defined herein) and Interests (as defined herein). Reference is made to the Disclosure Statement (as defined herein) distributed contemporaneously herewith for a discussion of the Debtors’ (as defined herein) history, businesses, properties, results of operations, projections for future operations and risk factors, and a summary and analysis of the Plan (as defined herein) and certain related matters, including distributions to be made under the Plan. The Debtors are the proponents of the Plan within the meaning of Section 1129 of the Bankruptcy Code (as defined herein).

All holders of Claims who are entitled to vote on the Plan are encouraged to read each of the Plan and the Disclosure Statement in its entirety before voting to accept or reject the Plan. Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code, Rule 3019 of the Bankruptcy Rules (as defined herein), and Article X of the Plan, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan prior to its substantial consummation.

ARTICLE I

RULES OF CONSTRUCTION AND DEFINITIONS

1.1	Rules of Construction

(a) For purposes of the Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms used in the Plan and not otherwise defined in the Plan shall have the meanings ascribed to them in Section 1.2 of the Plan. Any capitalized term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

(b) Whenever the context requires, terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

(c) Any reference in the Plan to (i) a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, and (ii) an existing document, exhibit, or other agreement means such document, exhibit or other agreement as it may be amended, modified, or supplemented from time to time.

(d) Unless otherwise specified, all references in the Plan to sections, articles, schedules, and exhibits are references to sections, articles, schedules, and exhibits of or to the Plan.

(e) The words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan.

(f) Captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan.

(g) The rules of construction set forth in Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

(h) References to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection.

1.2	Definitions

(a) “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in Sections 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(2) of the Bankruptcy Code, including, but not limited to, (i) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, including, without limitation, wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, (ii) Professional Fee Claims, (iii) Substantial Contribution Claims, (iv) all fees and charges assessed against the Estates under Section 1930 of Title 28 of the United States Code, and (v) Cure payments for contracts and leases that are assumed under Section 365 of the Bankruptcy Code.

(b) “Allowed” means a Claim (i) that is a Required Filed Claim and as to which either (x) no objection to its allowance has been filed in the Bankruptcy Court by the applicable Claim Objection Deadline or (y) any objection to its allowance has been settled or withdrawn by the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, or has been denied by a Final Order; (ii) that is either an Optional Filed Claim or an Unfiled Claim and as to which either (x) any dispute has been settled, determined, resolved or adjudicated, as the case may be, in the procedural manner in which such Claim would have been settled, determined, resolved or adjudicated if the Chapter 11 Case had not been commenced, or (y) if such Claim is an Optional Filed Claim as to which the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, have elected, in their sole discretion, to file an objection to its allowance in the Bankruptcy Court by the applicable Claim Objection Deadline, such objection has been settled or withdrawn by the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, or has been denied by a Final Order; (iii) that is not or has not been Disputed; (iv) that has been expressly allowed in the Plan; or (v) that has been adjudicated before the Bankruptcy Court and is allowed by a Final Order; provided, however, that all Allowed Claims shall remain subject to all limitations set forth in the Bankruptcy Code, including, in particular, Sections 502 and 510.

(c) “Allowed Rejection Damages Claim Amount” means an amount no greater than (i) the amount calculated in accordance with Section 502(b)(6) of the Bankruptcy Code, and (ii) if applicable, any such other amount that may be Allowed.

(d) “Avenue” means, collectively, Avenue International Master L.P., Avenue Investments, L.P., Avenue Special Situations Fund V, L.P., Avenue Special Situations Fund IV, L.P., and Avenue-CDP Global Opportunities Fund, L.P.

(e) “Bankruptcy Code” means Sections 101 et seq., of title 11 of the United States Code, as now in effect or hereafter amended.

(f) “Bankruptcy Court” means the United States Bankruptcy Court for the Western District of Texas or such other court as may have jurisdiction over the Chapter 11 Case or any aspect thereof.

(g) “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

(h) “Business Day” means any day, excluding Saturdays, Sundays, or “legal holidays” (as defined in Rule 9006(a) of the Bankruptcy Rules), on which commercial banks are open for business in New York, New York.

(i) “Cash” means legal tender of the United States or equivalents thereof.

(j) “Chapter 11 Case” means the jointly administered Chapter 11 cases of the Debtors.

(k) “Claim” means (i) the right to payment against any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

(l) “Claim Objection Deadline” means (i) as to Required Filed Claims, the last day for filing objections in the Bankruptcy Court to Required Filed Claims, which day shall be the latest of (x) sixty (60) days after the Effective Date, (y) sixty (60) days after the date on which the applicable Proof of Claim is filed, or (z) such other later date as is established by order of the Bankruptcy Court upon motion of the Debtors, the Reorganized Debtors, as applicable, or any other party; or (ii) as to Optional Filed Claims, but only if the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, have elected to file an objection in the Bankruptcy Court, the last day for filing objections in the Bankruptcy Court to Optional Filed Claims, which day shall be the latest of (x) one hundred twenty (120) days after the Effective Date, (y) one hundred twenty (120) days after the date on which the applicable Proof of Claim is filed, or (z) such other later date as is established by order of the Bankruptcy Court upon motion of the Reorganized Debtors or any other party. There shall be no deadline for disputing any Unfiled Claim or Optional Filed Claim as to which the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, have not elected to file an objection in the Bankruptcy Court.

(m) “Class” means a category of holders of Claims or Interests, as described in Article II of the Plan.

(n) “Confirmation” means confirmation of the Plan by the Bankruptcy Court pursuant to Section 1129 of the Bankruptcy Code.

(o) “Confirmation Date” means the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order.

(p) “Confirmation Hearing” means the hearing to consider Confirmation of the Plan under Section 1128 of the Bankruptcy Code.

(q) “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan.

(r) “Creditor” means any Person who holds a Claim against any of the Debtors.

(s) “Cure” means, with respect to the assumption of a contract or lease pursuant to Section 365(b) of the Bankruptcy Code, (i) the distribution of Cash, or the distribution of such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties under a contract or lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law, or (ii) the taking of such other actions as may be agreed upon by the parties or ordered by the Bankruptcy Court.

(t) “Debtor(s)” means, individually or collectively as the context requires, and including in their capacity as debtors in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code, Spectrum Jungle Labs Corporation, Spectrum Brands, Inc., ROVCAL, Inc., ROV Holding, Inc., Tetra Holding (US), Inc., United Industries Corporation, Schultz Company, Spectrum Neptune US Holdco Corporation, United Pet Group, Inc., DB Online, LLC, Aquaria, Inc., Perfecto Manufacturing, Inc., Aquarium Systems, Inc. or Southern California Foam, Inc. and collectively, Spectrum Jungle Labs Corporation, Spectrum Brands, Inc., ROVCAL, Inc., ROV Holding, Inc., Tetra Holding (US), Inc., United Industries Corporation, Schultz Company, Spectrum Neptune US Holdco Corporation, United Pet Group, Inc., DB Online, LLC, Aquaria, Inc., Perfecto Manufacturing, Inc., Aquarium Systems, Inc. and Southern California Foam, Inc.

(u) “D. E. Shaw” means D. E. Shaw Laminar Portfolios, L.L.C.

(v) “DIP Facility” means the postpetition debtor in possession credit facilities provided under the (i) Existing Credit Agreement as amended by the Ratification and Amendment Agreement dated February 5, 2009, among Spectrum as Borrower, the Subsidiary Debtors as Guarantors, Wachovia Bank, National Association as Administrative and Collateral Agent, and the other parties thereto; and (ii) related loan and security documents.

(w) “DIP Facility Agent” means Wachovia Bank, National Association, as agent for itself and the other DIP Facility Lenders.

(x) “DIP Facility Claims” means the Claims existing under the DIP Facility including, without limitation, the Claims for the Equity Fee and the Secured Hedge Claims of DIP Facility Lenders.

(y) “DIP Facility Lenders” means the lenders and the participants under the DIP Facility.

(z) “Disbursing Agent” means Reorganized Spectrum or any other Person designated by the Debtors in their sole discretion on or before the Effective Date to serve as disbursing agent under the Plan, or, with respect to the Noteholder Claims, the Indenture Trustee or such other Person as the Indenture Trustee designates.

(aa) “Disclosure Statement” means the written disclosure statement that relates to the Plan, as amended, supplemented, or otherwise modified from time to time, that is reasonably satisfactory to each of the Negotiating Noteholders, and that is prepared, approved and distributed in accordance with Section 1125 of the Bankruptcy Code and Rule 3018 of the Bankruptcy Rules.

(bb) “Disputed” means, with respect to a Claim, (i) if such Claim is a Required Filed Claim, (x) a Claim as to which a Proof of Claim has not been timely filed, (y) a Claim as to which the applicable Claim Objection Deadline has not expired, or (z) a Claim as to which an objection has been timely filed in the Bankruptcy Court but the objection has not been settled or withdrawn by the Debtors (with the consent of each of the Negotiating Noteholders) or by the Reorganized Debtors, or has not been determined, resolved, or adjudicated by Final Order; (ii) if such Claim is either an Optional Filed Claim or an Unfiled Claim, (x) a Claim as to which (A) the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, dispute their liability in any manner that would have been available to them had the Chapter 11 Case not been commenced (including, without limitation, by declining to pay the Claim), and (B) the liability of the Debtors has not been settled by the Debtors (with the consent of each of the Negotiating Noteholders) or by the Reorganized Debtors, or has not been determined, resolved, or adjudicated by final order of a court of competent jurisdiction, or (y) as an alternative to the foregoing, an Optional Filed Claim as to which the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, have elected to file an objection in the Bankruptcy Court by the applicable Claim Objection Deadline and such objection has not been settled or withdrawn by the Debtors (with the consent of each of the Negotiating Noteholders) or by the Reorganized Debtors, or has not been determined, resolved, or adjudicated by Final Order; (iii) that has been expressly disputed in the Plan; or (iv) that has been adjudicated before the Bankruptcy Court and has not been allowed by a Final Order.

(cc) “Distribution Date” means, (i) for any Claim that is an Allowed Claim on the Effective Date, (x) for any portion that was due prior to the Effective Date on or as soon as practicable after the Effective Date but not later than the first (1st) Business Day that is twenty (20) days after the Effective Date or (y) for any portion that is due after the Effective Date, at such time as such portion becomes due in the ordinary course of business and/or in accordance with its terms; (ii) for any Claim that is not an Allowed Claim on the Effective Date, the later of (a) the date on which the Debtors become legally obligated to pay such Claim; and (b) the date on which the Claim becomes an Allowed Claim; provided, however, that a later date may be established by order of the Bankruptcy Court upon motion of the Debtors, the Reorganized Debtors, or any other party.

(dd) “Effective Date” means the Business Day upon which all conditions to the consummation of the Plan as set forth in Section 8.2 of the Plan have been satisfied or waived as provided in Section 8.3 of the Plan, and is the date on which the Plan becomes effective.

(ee) “Employee Programs” means all of the Debtors’ employee-related programs, plans, policies, and agreements, including, without limitation, (i) all health and welfare plans, pension plans within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended, (ii) all retiree programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, (iii) all employment, retention, incentive, severance, compensation, and other similar agreements, and (iv) all other employee compensation, benefit, and reimbursement programs, plans, policies, and agreements, but excluding any equity incentive plans, equity ownership plans, or any equity-based plans of any kind of the Debtors.

(ff) “Equity Committee” means the official committee of equity security holders appointed by the United States Trustee on March 6, 2009.

(gg) “Equity Fee” means the fee payable under the Plan in New Common Stock pursuant to and in accordance with the terms of the DIP Facility.

(hh) “Estate(s)” means, individually, the estate of each Debtor in the Chapter 11 Case and, collectively, the estates of all Debtors in the Chapter 11 Case, created pursuant to Section 541 of the Bankruptcy Code.

(ii) “Exercised Secured Hedge Claim” means a Secured Hedge Claim as to which the holder exercised a contractual right to liquidate, terminate, accelerate, setoff or net out, to the extent such right was validly exercised under applicable sections of the Bankruptcy Code and such exercise did not result in full satisfaction of such Claim prior to the Effective Date. An Exercised Secured Hedge Claim shall be treated under the Plan either as (i) a DIP Facility Claim if held by a DIP Facility Lender or (ii) an Other Secured Claim if held by a party who is not a DIP Facility Lender.

(jj) “Existing Credit Agreement” means the Credit Agreement dated as of September 28, 2007, among, inter alia, Spectrum as Borrower, the Subsidiary Debtors as Guarantors, Wachovia Bank, National Association as the Administrative Agent, the Collateral Agent and an LC Issuer, Goldman Sachs Credit Partners L.P. as the Syndication Agent, and the Lenders thereunder.

(kk) “Existing Credit Facility Loan Documents” means the Existing Credit Agreement and the other “Loan Documents” as defined therein.

(ll) “Exit Facility” means the credit facilities provided under that certain credit agreement (and any related documents, agreements, and instruments) to be entered into by the Reorganized Debtors as of the Effective Date as a condition to consummation of the Plan, having terms substantially in accordance with the term sheet included in the Plan Supplement, and subject to the consent of each of the Negotiating Noteholders, which consent shall not be unreasonably withheld, to provide a portion of the funds necessary to make payments required to be made on the Effective Date, as well as funds for working capital and other general corporate purposes after the Effective Date.

(mm) “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Case, or the docket of any such other court, the operation or effect of which has not been stayed, reversed, or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing or leave to appeal has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules may be filed with respect to such order shall not cause such order not to be a Final Order.

(nn) “General Unsecured Claim” means a Claim that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a Term Facility Claim, an Other Secured Claim, an Intercompany Claim, a Noteholder Claim, or a Subordinated Claim. This definition specifically includes, without limitation, Rejection Damages Claims.

(oo) “Harbinger” means, collectively, Harbinger Capital Partners Master Fund I, LTD. and Harbinger Capital Partners Special Situations Fund, L.P.

(pp) “Impaired” means, with respect to any Claim or Interest, that such Claim or Interest is impaired within the meaning of Section 1124 of the Bankruptcy Code.

(qq) “Indemnification Obligation” means any obligation of any of the Debtors to indemnify, reimburse, or provide contribution pursuant to by-laws, articles or certificates of incorporation, contracts, or otherwise.

(rr) “Indentures” means, collectively, (i) that certain Indenture dated as of September 30, 2003, among Spectrum, the guarantors named therein and U.S. Bank National Association, as trustee, which Indenture governs all obligations arising under or in connection with the 8 1/2% Senior Subordinated Notes due 2013; (ii) that certain Indenture dated as of February 7, 2005, among Spectrum, the guarantors named therein, and U.S. Bank National Association, as trustee, which Indenture governs all obligations arising under or in connection with the 7 3/8% Senior Subordinated Notes due 2015; and (iii) that certain Indenture dated as of March 30, 2007, among Spectrum, the guarantors named therein and U.S. Bank National Association, as trustee (as successor trustee to Wells Fargo Bank, N.A.), which Indenture governs all obligations arising under or in connection with the Variable Rate Toggle Senior Subordinated Notes due 2013.

(ss) “Indenture Trustee” means U.S. Bank National Association, or its successor, in any case in its capacity as an indenture trustee for the Spectrum Notes.

(tt) “Indenture Trustee Expenses” means any reasonable, unpaid fees of the Indenture Trustee, and reasonable, unpaid out-of-pocket costs and expenses, including reasonable fees and expenses of counsel, incurred by the Indenture Trustee through the Effective Date, except any such costs and expenses as may be attributable to the Indenture Trustee’s negligence or willful misconduct.

(uu) “Intercompany Claim” means any Claim arising prior to the Petition Date against any of the Debtors by another Debtor. The term does not include Claims against any of the Debtors by a non-Debtor subsidiary or affiliate of a Debtor, which Claims shall be treated as General Unsecured Claims.

(vv) “Interest” means the legal, equitable, contractual, or other rights of any Person (i) with respect to Spectrum Interests, (ii) with respect to Subsidiary Interests, or (iii) to acquire or receive either of the foregoing.

(ww) “Lease Rejection Motion” means any motion filed by the Debtors in the Bankruptcy Court wherein the Debtors seek to reject certain of their leases of nonresidential real property.

(xx) “Lien” means a charge against or interest in property to secure payment of a debt or performance of an obligation.

(yy) “Litigation Rights” means the claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person, which are to be retained by the Reorganized Debtors pursuant to Section 5.11 of the Plan, including, without limitation, claims or causes of action arising under or pursuant to Chapter 5 of the Bankruptcy Code.

(zz) “Negotiating Noteholders” means each of Harbinger, Avenue, and D. E. Shaw.

(aaa) “New Board” means the Board of Directors of Reorganized Spectrum.

(bbb) “New Common Stock” means the new common shares of Reorganized Spectrum, to be authorized and/or issued under Section 5.5 of the Plan, with the rights of the holders thereof to be as provided for in the New Spectrum Governing Documents, the Stockholders Agreement, and the Registration Rights Agreement (New Common Stock).

(ccc) “New Equity Incentive Plan” means the new equity incentive plan to be adopted by the New Board pursuant to Section 5.6 of the Plan.

(ddd) “New Indenture” means the indenture under which Reorganized Spectrum will issue the New Notes.

(eee) “New Notes” means a new series of senior subordinated toggle notes to be issued by Reorganized Spectrum under the New Indenture, with the Reorganized Subsidiaries as guarantors and an indenture trustee to be determined, all as more specifically described in Exhibit B hereto.

(fff) “New Securities” means, collectively, the New Common Stock and the New Notes.

(ggg) “New Spectrum By-laws” means the by-laws of Reorganized Spectrum to be included in the Plan Supplement.

(hhh) “New Spectrum Charter” means the Certificate of Incorporation of Reorganized Spectrum to be included in the Plan Supplement.

(iii) “New Spectrum Governing Documents” means the New Spectrum Charter and the New Spectrum By-laws.

(jjj) “Noteholder” means any holder of a Spectrum Note.

(kkk) “Noteholder Claim” means any Claim arising or existing under or related to the Spectrum Notes, other than any Indenture Trustee Expenses.

(lll) “Old Securities” mean, collectively, the Spectrum Interests, the Spectrum Notes, and any other note, bond, or indenture evidencing or creating any public indebtedness or obligation of any Debtor.

(mmm) “Optional Filed Claim” means a Claim evidenced by a Proof of Claim for which no Proof of Claim bar date has been established pursuant to a Final Order.

(nnn) “Other Priority Claim” means a Claim against any of the Debtors entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

(ooo) “Other Secured Claim” means a Secured Claim arising prior to the Petition Date against any of the Debtors, other than a Term Facility Claim, and specifically including a Secured Hedge Claim held by a party who is not a DIP Facility Lender.

(ppp) “Person” means any person, individual, firm, partnership, corporation, trust, association, company, limited liability company, joint stock company, joint venture, governmental unit, or other entity or enterprise.

(qqq) “Petition Date” means February 3, 2009, the date on which the Debtors filed their petitions for relief commencing the cases that are being administered as the Chapter 11 Case.

(rrr) “Plan” means this joint plan of reorganization under Chapter 11 of the Bankruptcy Code and all exhibits annexed hereto or referenced herein, as the same may be amended, modified, or supplemented from time to time.

(sss) “Plan Supplement” means the supplement to the Plan containing, without limitation, the term sheet for the Exit Facility, the members of the New Board, and the forms of the New Spectrum Governing Documents, the Stockholders Agreement, the Registration Rights Agreement (New Common Stock), the New Indenture, the Registration Rights Agreement (New Notes), and the New Equity Incentive Plan.

(ttt) “Priority Tax Claim” means a Claim that is entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

(uuu) “Professional” means any professional employed in the Chapter 11 Case by order of the Bankruptcy Court, excluding any of the Debtors’ ordinary course professionals.

(vvv) “Professional Fee Claim” means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services rendered after the Petition Date and prior to and including the Effective Date, subject to any limitations imposed by order of the Bankruptcy Court.

(www) “Pro Rata” means, at any time, the proportion that the amount of a Claim in a particular Class or Classes (or portions thereof, as applicable) bears to the aggregate amount of all Claims (including Disputed Claims) in such Class or Classes, unless the Plan provides otherwise.

(xxx) “Proof of Claim” means a Proof of Claim filed with the Bankruptcy Court in connection with the Chapter 11 Case.

(yyy) “Registration Rights Agreement (New Common Stock)” means the registration rights agreement to be entered into with certain holders of the New Common Stock in connection with the issuance of the New Common Stock, which shall contain certain material terms as described on Exhibit A-2.

(zzz) “Registration Rights Agreement (New Notes)” means the registration rights agreement to be entered into with certain holders of the New Notes in connection with the issuance of the New Notes, which shall contain the material terms substantially as described on Exhibit A-2 with respect to the Registration Rights Agreement (New Common Stock) as made applicable to the New Notes (with such additional differences as are customarily included in agreements relating to registration of debt securities).

(aaaa) “Reinstated” means (i) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim or Interest is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code; or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (A) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, or of a kind that Section 365(b)(2) does not require to be cured, (B) reinstating the maturity of such Claim or Interest as such maturity existed before such default, (C) compensating the holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, (D) if such Claim or Interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to Section 365(b)(1)(A) of the Bankruptcy Code, compensating the holder of such Claim or Interest (other than the debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure, and (E) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim or Interest is entitled; provided, however, that any Claim that is Reinstated under the Plan shall be subject to all limitations set forth in the Bankruptcy Code, including, in particular, Sections 502 and 510.

(bbbb) “Rejection Damages Claim” means a Claim arising from the Debtors’ rejection of a contract or lease, which Claim is subject to the terms and conditions set forth in the Plan.

(cccc) “Reorganized Debtor(s)” means, individually, any reorganized Debtor or its successor and, collectively, all reorganized Debtors and their successors, on or after the Effective Date.

(dddd) “Reorganized Spectrum” means reorganized Spectrum and its successor, on and after the Effective Date.

(eeee) “Reorganized Subsidiary” means, individually, a reorganized Subsidiary Debtor or its successor and, collectively, both reorganized Subsidiary Debtors or their successors, on or after the Effective Date.

(ffff) “Reorganized Subsidiary Governing Documents” means certificates of incorporation, by-laws, articles of organization, operating agreements, or any other governing corporate document with respect to a Reorganized Subsidiary, as amended pursuant to the Plan or the Plan Supplement.

(gggg) “Required Filed Claim” means a Claim for which a Proof of Claim bar date has been established pursuant to a Final Order. A Required Filed Claim includes, without limitation, a Rejection Damages Claim required to be asserted by a Proof of Claim filed by the specific bar date established in the order approving the applicable rejection.

(hhhh) “Secured Claim” means a Claim (i) that is secured by a Lien on property in which an Estate has an interest, which lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, or a Claim that is subject to a valid right of setoff; (ii) to the extent of the value of the holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to a valid right of setoff, as applicable; and (iii) the amount of which is agreed upon in writing by the Debtors or the Reorganized Debtors and the holder of such Claim or determined, resolved, or adjudicated by final, nonappealable order of a court or other tribunal of competent jurisdiction.

(iiii) “Secured Hedge Claim” means (i) a Claim arising from, and in accordance with, a “Swap Contract” as defined in the Existing Credit Facility Loan Documents and/or the Term Facility Loan Documents, which Claim is secured by the collateral under the Existing Credit Facility Loan Documents and/or the Term Facility Loan Documents or (ii) a Secured Claim arising from any hedging arrangement other than a “Swap Contract” as defined in the Existing Credit Facility Loan Documents and/or the Term Facility Loan Documents (specifically including, without limitation, commodity swaps and other hedging arrangements). A Secured Hedge Claim shall be treated under the Plan either as (x) a DIP Facility Claim if held by a DIP Facility Lender or (y) an Other Secured Claim if held by a party who is not a DIP Facility Lender.

(jjjj) “Spectrum” means Spectrum Brands, Inc., a Wisconsin corporation, which is the parent company of the Subsidiary Debtors and which, along with the Subsidiary Debtors, is a Debtor in the Chapter 11 Case.

(kkkk) “Spectrum Interest” means, collectively, all equity interests in Spectrum outstanding prior to the Effective Date, including, without limitation, any preferred stock, common stock, stock options or other right to purchase the stock of Spectrum, together with any warrants, conversion rights, rights of first refusal, subscriptions, commitments, agreements, or other rights to acquire or receive any stock or other equity ownership interests in Spectrum prior to the Effective Date.

(llll) “Spectrum Notes” means, collectively, the (i) 8 1/2% Senior Subordinated Notes due 2013; (ii) 7 3/8% Senior Subordinated Notes due 2015; and (iii) Variable Rate Toggle Senior Subordinated Notes due 2013, all of which were issued by Spectrum and guaranteed by all or some combination of the Subsidiary Debtors.

(mmmm) “Stockholders Agreement” means the stockholders agreement to be entered into with holders of the New Common Stock in connection with the issuance of the New Common Stock, which shall contain certain material terms as described on Exhibit A-1.

(nnnn) “Subordinated Claim” means (i) any Claim against any of the Debtors that is subordinated pursuant to either Section 510(b) or 510(c) of the Bankruptcy Code, which shall include any Claim arising from the rescission of a purchase or sale of any Old Security, any Claim for damages arising from the purchase or sale of an Old Security, or any Claim for reimbursement, contribution, or indemnification on account of any such Claim; or (ii) any Claim for any fine, penalty, or forfeiture, or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, or damage is not compensation for actual pecuniary loss suffered by the holder of such Claim, including, without limitation, any such Claim based upon, arising from, or relating to any cause of action whatsoever (including, without limitation, violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise), and any such Claim asserted by a governmental unit in connection with a tax or other obligation owing to such unit.

(oooo) “Subsidiary Debtors” means, collectively, Spectrum Jungle Labs Corporation, ROVCAL, Inc., ROV Holding, Inc., Tetra Holding (US), Inc., United Industries Corporation, Schultz Company, Spectrum Neptune US Holdco Corporation, United Pet Group, Inc., DB Online, LLC, Aquaria, Inc., Southern California Foam, Inc., Perfecto Manufacturing, Inc., and Aquarium Systems, Inc., each of which is a Debtor in the Chapter 11 Case.

(pppp) “Subsidiary Interest” means, collectively, all of the issued and outstanding shares of stock or membership interests of the Subsidiary Debtors, existing prior to the Effective Date, which stock and interests are owned, directly or indirectly, by Spectrum.

(qqqq) “Substantial Contribution Claim” means a claim for compensation or reimbursement of costs and expenses relating to services rendered in making a substantial contribution in the Chapter 11 Case pursuant to Sections 503(b)(3), (4), or (5) of the Bankruptcy Code.

(rrrr) “Supplemental DIP Facility Participants” means those supplemental loan participants identified under the DIP Facility as entitled to receipt of the Equity Fee.

(ssss) “Term Facility Claim” means any Claim arising or existing under or related to the Term Facility Loan Documents; provided, however, that such term shall not include any Secured Hedge Claim.

(tttt) “Term Facility Loan Documents” means, collectively, the (i) Credit Agreement dated as of March 30, 2007, among, inter alia, Spectrum as the Borrower, the Subsidiary Debtors as Guarantors, Goldman Sachs Credit Partners, L.P. as the Administrative Agent, the Collateral Agent and the Syndication Agent, Wachovia Bank, National Association as the Deposit Agent, Bank of America N.A. as an LC Issuer, and the Lenders thereunder; and (ii) the other “Loan Documents” as defined therein.

(uuuu) “Unfiled Claim” means a Claim as to which (i) no Proof of Claim is required to be filed; and (ii) no Proof of Claim has been filed.

(vvvv) “Unimpaired” means, with respect to any Claim, that such Claim is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

2.1	Introduction

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. A Claim or Interest may be and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

2.2	Unclassified Claims

In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims, and Priority Tax Claims have not been classified.

2.3	Unimpaired Classes of Claims and Interests

The following Classes contain Claims and Interests that are not Impaired by the Plan, are deemed to accept the Plan, and are not entitled to vote on the Plan, except that Term Lender Claims in Class 2 shall be entitled to vote on a provisional basis pending a determination of the impairment issue at the Confirmation Hearing.

Class 1: Other Priority Claims

Class 1 consists of all Other Priority Claims.

Class 2: Term Facility Claims

Class 2 consists of the Term Facility Claims.

Class 3: Other Secured Claims

Class 3 consists of all Other Secured Claims.

Class 4: General Unsecured Claims

Class 4 consists of all General Unsecured Claims.

Class 5: Intercompany Claims

Class 5 consists of all Intercompany Claims.

Class 6: Subsidiary Interests

Class 6 consists of all Subsidiary Interests.

2.4	Impaired Voting Class of Claims

The following Class contains Claims that are Impaired by the Plan and are entitled to vote on the Plan.

Class 7: Noteholder Claims

Class 7 consists of all Noteholder Claims.

2.5	Impaired Non-Voting Classes of Claims and Interests

The following Classes contain Claims and Interests that are Impaired by the Plan, are not receiving any distribution under the Plan, are deemed to reject the Plan, and are not entitled to vote on the Plan.

Class 8: Subordinated Claims

Class 8 consists of all Subordinated Claims.

Class 9: Spectrum Interests

Class 9 consists of all Spectrum Interests.

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

3.1	Unclassified Claims

(a)	Administrative Claims

With respect to each Allowed Administrative Claim, except as otherwise provided for in Section 10.1 of the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Effective Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between the holder of such Administrative Claim and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, the holder of each such Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment as to which such holder and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

(b)	DIP Facility Claims

The DIP Facility Claims shall be deemed Allowed in their entirety for all purposes of the Plan and the Chapter 11 Case. The holders of the Allowed DIP Facility Claims shall receive, on the later of the Effective Date or the date on which such DIP Facility Claims become payable pursuant to any agreement between such holders and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed DIP Facility Claims, (i) such treatment as required under the DIP Facility, including, without limitation, the issuance of shares of New Common Stock on account of the Equity Fee, as provided below; or (ii) such different treatment as to which such holders and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, shall have agreed upon in writing; provided, however, that in respect of any letters of credit issued and undrawn under the DIP Facility, unless the issuing bank is a lender under the Exit Facility and permits such letters of credit to be rolled over and treated as letters of credit issued under the Exit Facility, the Debtors or the Reorganized Debtors shall be required to either, with the consent of such issuing bank: (A) cash collateralize such letters of credit in an amount equal to 105% of the undrawn amount of any such letters of credit, (B) return any such letters of credit to the issuing bank undrawn and marked “cancelled,” or (C) provide a “back-to-back” letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to 105% of the then undrawn amount of such letters of credit.

With respect to the Equity Fee, the Supplemental DIP Facility Participants shall receive, on the Effective Date and in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Equity Fee, its allocated share, as determined by Schedule 9.2(a) of the DIP Facility, of 2,970,000 shares of New Common Stock.

(c)	Priority Tax Claims

Each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, as shall have been determined by the Debtors (with the consent of each of the Negotiating Noteholders) or by the Reorganized Debtors, either (i) on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, Cash equal to the due and unpaid portion of such Allowed Priority Tax Claim, (ii) treatment in a manner consistent with Section 1129(a)(9)(C) of the Bankruptcy Code, or (iii) such different treatment as to which such holder and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, shall have agreed upon in writing.

3.2	Unimpaired Classes of Claims and Interests

(a)	Class 1: Other Priority Claims

On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or (iii) the date on which such Allowed Other Priority Claim becomes payable pursuant to any agreement between the holder of such Other Priority Claim and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, either (A) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (B) such different treatment as to which such holder and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable shall have agreed upon in writing.

(b)	Class 2: Term Facility Claims

The Term Facility Claims are hereby Allowed in the amount determined pursuant to the terms of the Term Facility Loan Documents and shall not be subject to defense, avoidance, recharacterization, disgorgement, subordination, setoff, recoupment, or other contest (whether legal or equitable), for all purposes of the Plan and the Chapter 11 Case. Each holder of a Term Facility Claim as of the Effective Date shall continue to hold its Pro Rata share of the Term Facility Claims after the Effective Date in accordance with the Term Facility Loan Documents.

The Allowed Term Facility Claims shall be Reinstated.

Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code or the Plan, all Liens on property of the Debtor held with respect to the Term Facility Claims shall survive confirmation of the Plan and the occurrence of the Effective Date and continue in full force and effect in accordance with the terms of the Term Facility Loan Documents.

All principal, non-default interest, fees, expenses, costs, charges or other amounts due and payable on or before the Effective Date under the Term Facility Loan Documents that were not paid by the Debtors prior to or during the Chapter 11 Case shall be paid in immediately available funds on the Effective Date in accordance with the Term Facility Loan Documents, and any principal, non-default interest, fee, expense, cost, charge or other amount that accrued during the Chapter 11 Case but is not payable until after the Effective Date shall be paid as and when due in accordance with the Term Facility Loan Documents as if the Chapter 11 Case had not been filed. Any principal, interest, fee, expense, cost, charge or other amount due after the Effective Date shall be paid in accordance with the terms and conditions of the Term Facility Loan Documents.

Pursuant to Section 4.5 of the Plan, in the event the Bankruptcy Court determines that the Term Facility Claims are Impaired, and the holders of Term Facility Claims vote provisional ballots to reject the Plan, the Debtors (with the consent of each of the Negotiating Noteholders) may elect to alter, amend, or modify the treatment of Term Facility Claims at or prior to the Confirmation Hearing as may be necessary, if at all, to satisfy the requirements of Section 1129(b)(2)(A) of the Bankruptcy Code.

(c)	Class 3: Other Secured Claims

As to all Allowed Other Secured Claims that are not Exercised Secured Hedge Claims, on the Effective Date, the legal, equitable, and contractual rights of each holder of such an Allowed Other Secured Claim shall be Reinstated. On, or as soon as reasonably practicable after, the Distribution Date, each holder of such an Allowed Other Secured Claim shall receive, in full satisfaction, settlement of and in exchange for, such Allowed Other Secured Claim, such payment on such terms as would otherwise apply to such Claim had the Chapter 11 Case not been filed, consistent with the relevant underlying documents, if any.

As to all Allowed Other Secured Claims that are Exercised Secured Hedge Claims, on, or as soon as reasonably practicable after, the Distribution Date, each holder of such an Allowed Other Secured Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Secured Claim, (i) Cash equal to the full remaining amount of such Allowed Other Secured Claim, or (ii) such different treatment as to which the Debtors (with the consent of each of the Negotiating Noteholders) and such holder, or the Reorganized Debtors and such holder, shall have agreed upon in writing.

Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition Liens on property of any Debtor held with respect to an Allowed Other Secured Claim shall survive the Effective Date and continue in accordance with the contractual terms or statutory provisions governing such Allowed Other Secured Claim until such Allowed Other Secured Claim is satisfied, at which time such Liens shall be released, shall be deemed null and void, and shall be unenforceable for all purposes. Nothing in the Plan shall preclude the Debtors or the Reorganized Debtors from challenging the validity of any alleged Lien on any asset of a Debtor or the value of the property that secures any alleged Lien.

(d)	Class 4: General Unsecured Claims

The legal, equitable and contractual rights of each holder of a General Unsecured Claims shall be unimpaired. On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed General Unsecured Claim shall receive, in full satisfaction, settlement of and in exchange for, such Allowed General Unsecured Claim, such payment on such terms as would otherwise apply to such Claim had the Chapter 11 Case not been filed, without post-petition interest; provided however, that each Rejection Damages Claim shall be limited to the Allowed Rejection Damages Claim Amount.

(e)	Class 5: Intercompany Claims

With respect to each Intercompany Claim, at the election of the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, either (i) the legal, equitable and contractual rights of the holder of the Intercompany Claim shall be Reinstated; or (ii) the Intercompany Claim shall be adjusted, continued, or capitalized, either directly or indirectly or in whole or part, and no such disposition shall require stockholder consent.

(f)	Class 6: Subsidiary Interests

For the deemed benefit of the holders of the New Common Stock, Spectrum shall retain its Subsidiary Interests, subject to any applicable restrictions arising under the Exit Facility.

3.3	Impaired Voting Class of Claims

(a)	Class 7: Noteholder Claims

The Noteholder Claims are hereby Allowed in the amount of $1,090,382,024, which amount includes principal and accrued interest as of the Petition Date and shall not be subject to defense, avoidance, recharacterization, disgorgement, subordination, setoff, recoupment, or other contest (whether legal or equitable), for all purposes of the Plan and the Chapter 11 Case.

Subject to the terms and conditions of Sections 5.5 and 7.4 of the Plan, each holder of an Allowed Noteholder Claim shall receive, on the Effective Date and in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Allowed Noteholder Claim, its Pro Rata share of (i) 27,030,000 shares of the New Common Stock; and (ii) $218,076,405 in principal amount of the New Notes, which amount represents 20% of the Allowed Noteholder Claims.

3.4	Impaired Nonvoting Classes of Claims and Interests

(a)	Class 8: Subordinated Claims

The holders of Subordinated Claims shall not receive or retain any property under the Plan on account of such Claims. All Subordinated Claims shall be discharged as of the Effective Date.

(b)	Class 9: Spectrum Interests

All Spectrum Interests of any kind, including, without limitation, stock options or any warrants or other agreements to acquire the same (whether or not arising under or in connection with any employment agreement), shall be cancelled as of the Effective Date and the holders thereof shall not receive or retain any property under the Plan on account of such Interests.

3.5	Reservation of Rights Regarding Claims

Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN

4.1	Impaired Classes of Claims and Interests Entitled to Vote

Holders of Claims in the Impaired Class of Noteholder Claims are entitled to vote as a Class to accept or reject the Plan. Accordingly, the votes of holders of Claims in Class 7 shall be solicited with respect to the Plan. A vote of a holder of a Claim in Class 7 is deemed to be a vote with respect to each of the Debtors. See Section 4.3 of the Plan with respect to provisional voting by holders of Claims in the Unimpaired Class of Term Facility Claims.

4.2	Acceptance by an Impaired Class

In accordance with Section 1126(c) of the Bankruptcy Code, and except as provided in Section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds ( 2/3) in dollar amount and more than one-half ( 1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

4.3	Presumed Acceptances by Unimpaired Classes; Provisional Voting by Class 2

Claims and Interests in Classes 1, 2, 3, 4, 5, and 6 are Unimpaired under the Plan. Under Section 1126(f) of the Bankruptcy Code, holders of such Unimpaired Claims and Interests are conclusively presumed to have accepted the Plan, and the votes of such Unimpaired Claim and Interest holders shall not be solicited. However, holders of Term Facility Claims in Class 2 shall be entitled to cast provisional ballots on the Plan and the votes of such holders shall be solicited. A provisional vote of a holder of a Claim in Class 2 is deemed to be a vote with respect to each of the Debtors. Any such provisional votes shall be counted only if the Bankruptcy Court determines that the Term Facility Claims in Class 2 are Impaired.

4.4	Classes Deemed to Reject Plan

Holders of Claims and Interests in Classes 8 and 9 are not entitled to receive or retain any property under the Plan. Under Section 1126(g) of the Bankruptcy Code, such holders are deemed to have rejected the Plan, and the votes of such holders shall not be solicited.

4.5	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

In view of the deemed rejection of the Plan by Classes 8 and 9, the Debtors request Confirmation of the Plan, as it may be modified from time to time, under Section 1129(b) of the Bankruptcy Code.

The Debtors reserve the right to alter, amend, or modify the Plan, the Plan Supplement, or any exhibit, in accordance with the provisions of the Plan, including, without limitation, Section 10.13, as necessary to satisfy the requirements of Section 1129(b) of the Bankruptcy Code.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

5.1	Continued Corporate Existence; Reincorporation

(a) The Reorganized Debtors shall continue to exist after the Effective Date as separate legal entities, in accordance with the applicable laws in the respective jurisdictions in which they are incorporated or reincorporated as of the Effective Date, and pursuant to the New Spectrum Governing Documents in the case of Reorganized Spectrum and the Reorganized Subsidiary Governing Documents in the case of the Reorganized Subsidiaries.

(b) Spectrum shall reincorporate as of the Effective Date as a corporation organized and existing under the laws of the State of Delaware. The Confirmation Order shall provide the authority for Spectrum to take all steps necessary to effect such reincorporation by conversion, merger, or any other means or transactions available under applicable law.

5.2	Certificates of Incorporation and By-laws

The certificate or articles of incorporation, by-laws, articles of organization, or operating agreement, as applicable, of each Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code; and, as amended, shall constitute the New Spectrum Governing Documents and the Reorganized Subsidiary Governing Documents. The New Spectrum Governing Documents and the Reorganized Subsidiary Governing Documents shall be in substantially the forms of such documents included in the Plan Supplement.

5.3	Exit Funding

Subject to any limitations under the Term Facility Loan Documents, the Reorganized Debtors shall be authorized to (a) enter into the Exit Facility, (b) grant any liens and security interests and incur or guaranty the indebtedness as required under the Exit Facility, and (c) issue, execute and deliver all documents, instruments and agreements necessary or appropriate to implement and effectuate all obligations under the Exit Facility and to take all other actions necessary to implement and effectuate borrowings under the Exit Facility.

On the Effective Date, the Exit Facility, together with new promissory notes and guarantees, if any, evidencing obligations of the Reorganized Debtors thereunder, and all other documents, instruments, and agreements to be entered into, delivered, or confirmed thereunder on the Effective Date, shall become effective. The new promissory notes issued pursuant to the Exit Facility and all obligations under the Exit Facility and related documents shall be paid as set forth in the Exit Facility and related documents.

5.4	Cancellation of Old Securities and Agreements

(a) On the Effective Date, except as otherwise provided for herein, (i) the Old Securities shall be deemed extinguished, cancelled and of no further force or effect, (ii) the Spectrum Notes shall be deemed surrendered in accordance with Section 7.4 of the Plan, and (iii) the obligations of the Debtors (and the Reorganized Debtors) under any agreements, indentures, or certificates of designations governing the Old Securities and any other note, bond, or indenture evidencing or creating any indebtedness or obligation with respect to the Old Securities shall be discharged in each case without further act or action under any applicable agreement, law, regulation, order, or rule and without any action on the part of the Bankruptcy Court or any Person; provided, however, that the Spectrum Notes and the Indentures shall continue in effect solely for the purposes of (x) allowing the holders of the Spectrum Notes to receive the distributions provided for Noteholder Claims hereunder, (y) allowing the Disbursing Agent to make distributions on account of the Noteholder Claims, and (z) preserving the rights of the Indenture Trustee with respect to the Indenture Trustee Expenses, including, without limitation, any indemnification rights provided by the Indentures.

(b) Subsequent to the performance by the Indenture Trustee or its agents of any duties that are required under the Plan, the Confirmation Order and/or under the terms of the Indentures, the Indenture Trustee and its agents shall be relieved of, and released from, all obligations associated with the Spectrum Notes arising under the Indentures or under other applicable agreements or law and the Indentures shall be deemed to be discharged.

5.5	Authorization and Issuance of the New Securities

(a) Reorganized Spectrum shall (i) provide for authorized capital on the Effective Date equal to 150,000,000 shares of New Common Stock; (ii) issue on the Effective Date 2,970,000 shares of New Common Stock for distribution to Supplemental DIP Facility Participants on account of the Equity Fee earned under the DIP Facility; (iii) issue on the Effective Date 27,030,000 shares of New Common Stock for distribution to holders of Allowed Noteholder Claims; and (iv) reserve for issuance the number of shares of New Common Stock necessary (excluding shares that may be issuable as a result of the antidilution provisions thereof) to satisfy the required distributions of stock options, stock appreciation rights, restricted stock, and other forms of equity-based awards granted under the New Equity Incentive Plan (excluding shares that may be issuable as a result of the antidilution provisions).

(b) The New Common Stock issued under the Plan shall be subject to dilution based upon (i) such shares of the New Common Stock as may be issued pursuant to the New Equity Incentive Plan as set forth in Section 5.6 of the Plan and (ii) any other shares of New Common Stock issued post-emergence.

(c) The issuance and distribution of the New Common Stock pursuant to the Plan to holders of Allowed Noteholder Claims and to the Supplemental DIP Facility Participants with respect to the Equity Fee shall be authorized under Section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any Person, except as may be required by the New Spectrum Governing Documents or applicable law, regulation, order or rule; and all documents evidencing same shall be executed and delivered as provided for in the Plan or the Plan Supplement.

(d) The rights of the holders of New Common Stock shall be as provided for in the New Spectrum Governing Documents, the Stockholders Agreement, and, as to certain holders, the Registration Rights Agreement (New Common Stock).

(e) On the Effective Date, Reorganized Spectrum shall authorize the New Notes in the aggregate principal amount of $218,076,405, which amount represents 20% of the Allowed Noteholder Claims. The New Notes shall be governed by the New Indenture.

(f) The issuance and distribution of the New Notes pursuant to the Plan to holders of Allowed Noteholder Claims shall be authorized under Section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any Person, except as may be required by the New Indenture or applicable law, regulation, order or rule, including, without limitation, the Trust Indenture Act of 1939, as amended; and all documents evidencing the same shall be executed and delivered as provided for in the Plan or the Plan Supplement.

(g) The rights of the holders of New Notes shall be as provided for in the New Notes, the New Indenture, and the Registration Rights Agreement (New Notes).

(h) Spectrum shall file with the Securities and Exchange Commission a “shelf” registration statement pursuant to Rule 415 covering the New Securities issued to certain Noteholders in respect of the Noteholder Claims and the New Common Stock issued to the Supplemental DIP Facility Participants on account of the Equity Fee under the DIP Facility on or immediately after the Effective Date of the Plan. Reorganized Spectrum shall use reasonable best efforts to cause the shelf registration statement to be declared effective by the Securities and Exchange Commission as promptly as reasonably practicable and keep it continuously effective until all of the securities have been sold pursuant to the “shelf” registration statement or until such securities may be sold by such Noteholders under Rule 144 of the Securities Act without the volume or manner of sale restrictions under such rule.

(i) Each holder of an Allowed Noteholder Claim receiving New Common Stock and New Notes under the Plan shall, as of the Effective Date, be deemed to (i) have consented to the terms of the Registration Rights Agreement (New Common Stock) and Registration Rights Agreement (New Notes), each as applicable; and (ii) have consented to the terms of and to be a party to the Stockholders Agreement. Each Supplemental DIP Facility Participant receiving the Equity Fee under the Plan shall, as of the Effective Date, be deemed to (i) have consented to the terms of the Registration Rights Agreement (New Common Stock); and (ii) have consented to the terms of and be a party to the Stockholders Agreement.

(j) As of the Effective Date, Reorganized Spectrum shall continue to make periodic filings pursuant to the Securities Exchange Act of 1934.

5.6	New Equity Incentive Plan; Further Participation in Incentive Plans

(a) On the Effective Date, Reorganized Spectrum shall be authorized and directed to establish and implement the New Equity Incentive Plan on the Effective Date for up to 10% (approximately 3,333,333 shares) of the total amount of New Common Stock issued or reserved for issuance on the Effective Date. Awards granted thereunder may be in the form of stock options, stock appreciation rights, restricted stock, and other forms of equity-based awards. The New Equity Incentive Plan shall be promulgated by the New Board, or a committee designated by the New Board, for the benefit of such members of management, employees, and directors of the Reorganized Debtors and any of Reorganized Spectrum’s subsidiaries as are designated by the New Board, or a committee designated by the New Board, in its sole and absolute discretion, on such terms as to timing of issuance, manner and timing of vesting, duration, individual entitlement and all other terms, as such terms are determined by the New Board, in its sole and absolute discretion. The New Equity Incentive Plan may be amended or modified from time to time by the New Board. No members of management, employees, or directors of Reorganized Spectrum and its subsidiaries who are entitled to receive awards pursuant to the New Equity Incentive Plan shall be obligated to participate in such plan.

(b) Any pre-existing understandings, either oral or written, between the Debtors and any member of management, any employee, or any other Person as to entitlement to (i) any pre-existing equity or equity-based awards or (ii) participate in any pre-existing equity incentive plan, equity ownership plan or any other equity-based plan shall be null and void as of the Effective Date and shall not be binding on Reorganized Spectrum on or following the Effective Date. All decisions as to entitlement to participate after the Effective Date in any equity or equity-based plans shall be within the sole and absolute discretion of the New Board or a committee designated by the New Board.

5.7	Directors and Officers of Reorganized Debtors

(a) The New Board shall consist of individuals nominated by each of the Debtors and the Negotiating Noteholders and announced in the Plan Supplement. The election of those individuals to the New Board shall be approved by Spectrum’s current board of directors and the Bankruptcy Court. Thereafter, the New Board shall serve in accordance with the New Spectrum Governing Documents.

(b) The officers of Spectrum shall continue to serve in their same respective capacities after the Effective Date for Reorganized Spectrum until replaced or removed in accordance with the New Spectrum Governing Documents.

(c) The existing directors and officers of the Subsidiary Debtors shall continue to serve in their same respective capacities after the Effective Date for the Reorganized Subsidiaries until replaced or removed in accordance with the Reorganized Subsidiary Governing Documents.

5.8	Revesting of Assets

Except as otherwise provided herein, the property of each Debtor’s Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, each Reorganized Debtor may operate its business and may use, acquire, and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. Except as specifically provided in the Plan or the Confirmation Order, as of the Effective Date, all property of each Reorganized Debtor shall be free and clear of all Claims and Interests.

5.9	Restructuring Transactions

(a) On, as of, or after the Effective Date, with the consent of its Board of Directors, each of the Reorganized Debtors may take such actions as may be necessary or appropriate to effect a corporate or operational restructuring of their respective businesses, to otherwise simplify the overall corporate or operational structure of the Reorganized Debtors, to achieve corporate or operational efficiencies, or to otherwise improve financial results; provided, however, that such actions are not otherwise inconsistent with the Plan, the distributions to be made under the Plan, the Term Facility Loan Documents, or the Exit Facility. Such actions (i) may include such mergers, consolidations, restructurings, dispositions, liquidations, closures, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate, and (ii) shall be in accordance with any applicable state law, except to the extent the Bankruptcy Code, the Plan, or any document in the Plan Supplement exempts such transactions from applicable state law including, without limitation, as specified in Sections 5.1(b), 5.13 and 5.14 of the Plan.

(b) The Reorganized Debtors shall be authorized (but not required) to implement, in whole or in part, at their sole discretion, a corporate restructuring or rationalization of certain entities or intercompany obligations. Such restructuring or rationalization may include taking one or more of the following actions on or after the Effective Date: (i) the restructuring of the ownership of United Pet Group, Inc., with the result that Spectrum Brands Inc. may become the direct owner of United Pet Group, Inc.; (ii) the restructuring of the ownership of Tetra Holding (US), Inc. and United Pet Group, Inc. to create a combined U.S. Global Pet Supplies business group; (iii) the merger, liquidation or consolidation of certain companies now or hereafter owned directly or indirectly by United Pet Group, Inc., including Southern California Foam, Inc., Aquarium Systems, Inc., Perfecto Manufacturing, Inc. and Aquaria, Inc. and, in the event that clause (ii) is implemented and results in United Pet Group, Inc. directly owning it, Tetra Holding (US), Inc; and (iv) certain restructuring of existing intercompany loans between the Debtors and their foreign subsidiaries, including certain existing intercompany loans between ROV Holding, Inc. and Spectrum Brands Holding B.V.; provided, however, that such actions are not otherwise inconsistent with the Plan, the distributions to be made under the Plan, the Term Facility Loan Documents, or the Exit Facility. Any such actions shall be in accordance with any applicable state law, except to the extent the Bankruptcy Code, the Plan, or any document in the Plan Supplement exempts such transactions from applicable state law including, without limitation, as specified in Sections 5.1(b), 5.13 and 5.14 of the Plan. Upon entry of the Confirmation Order, the Debtors (with the consent of each of the Negotiating Noteholders prior to the Effective Date) shall be authorized to take such steps as may be necessary prior to the Effective Date to prepare to implement any or all of such actions on or after the Effective Date.

5.10	Indemnification of Debtors’ Directors, Officers, and Employees; Insurance

(a) Upon the Effective Date, the New Spectrum Governing Documents and the Reorganized Subsidiary Governing Documents shall contain provisions which, to the fullest extent permitted by applicable law, (i) eliminate the personal liability of the Debtors’ directors, officers, and key employees serving before, on, and after the Petition Date and the Reorganized Debtors’ directors, officers, and key employees serving on and after the Effective Date for monetary damages; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify those of the Debtors’ directors, officers, and key employees serving prior to, on, or after the Effective Date for all claims and actions, including, without limitation, for pre-Effective Date acts and occurrences.

(b) The Debtors or the Reorganized Debtors, as the case may be, shall purchase and maintain director and officer insurance coverage in the amount of $65,000,000, and for a tail period of six (6) years, for those Persons covered by any such policies in effect during the pendency of the Chapter 11 Case, continuing after the Effective Date, insuring such Persons in respect of any claims, demands, suits, causes of action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtors (whether occurring before or after the Petition Date). Such policy shall be fully paid and noncancellable.

5.11	Preservation of Rights of Action; Resulting Claim Treatment

Except as otherwise provided in the Plan, the Confirmation Order, or the Plan Supplement, and in accordance with Section 1123(b) of the Bankruptcy Code, on the Effective Date, each Debtor or Reorganized Debtor shall retain all of their respective Litigation Rights that such Debtor or Reorganized Debtor may hold against any Person. Each Debtor or Reorganized Debtor shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all such Litigation Rights.

5.12	Effectuating Documents; Further Transactions

Any chief executive officer, president, chief financial officer, general counsel or any other appropriate officer of Reorganized Spectrum, or of any applicable Reorganized Subsidiary, as the case may be, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Any secretary or assistant secretary of Reorganized Spectrum, or any applicable Reorganized Subsidiary, as the case may be, shall be authorized to certify or attest to any of the foregoing actions.

5.13	Exemption From Certain Transfer Taxes

Pursuant to Section 1146(a) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan in the United States, including any Liens granted by a Debtor or a Reorganized Debtor to secure the Exit Facility, shall not be taxed under any law imposing a stamp tax, real estate transfer tax, sales or use tax, or other similar tax. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement distributions under the Plan, including the documents contained in the Plan Supplement and all documents necessary to evidence and implement any of the transactions and actions described in the Plan or the Plan Supplement including, without limitation, those described in Sections 5.1 and 5.9 of the Plan.

5.14	Corporate Action

On the Effective Date, the adoption and filing of the New Spectrum Governing Documents and all actions contemplated by the Plan shall be authorized and approved in all respects pursuant to the Plan. All matters provided for herein involving the corporate structure of the Debtors or Reorganized Debtors, and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders of the Debtors or Reorganized Debtors. On the Effective Date, the appropriate chief executive officer, president, chief financial officer, general counsel, or any other appropriate officer or director of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors without the need for any required approvals, authorizations, or consents except for express consents required under the Plan.

5.15	Plan Supplement

The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court at least five (5) Business Days prior to the date of the commencement of the Confirmation Hearing. Upon such filing, all documents included in the Plan Supplement may be inspected via the Bankruptcy Court’s electronic filing system or at http://www.loganandco.com. Holders of Claims or Interests may obtain a copy of any document included in the Plan Supplement upon written request in accordance with Section 10.16 of the Plan.

5.16	Rights of Negotiating Noteholders

Whenever the Plan requires the consent or approval of any of the Negotiating Noteholders, or grants any of the Negotiating Noteholders a right to be satisfied, each Negotiating Noteholder having such rights of consent, approval or satisfaction shall be determined, and such rights shall be construed, as set forth in that certain Restructuring Support Agreement (as amended from time to time in accordance with the terms thereunder) entered into by and among each of the Negotiating Noteholders and the Debtors.

ARTICLE VI

TREATMENT OF CONTRACTS AND LEASES

6.1	Assumed Contracts and Leases

(a) Except as otherwise provided in the Plan (including, without limitation, Section 6.4), the Confirmation Order, or the Plan Supplement, as of the Effective Date, (i) any contract or lease to which a Debtor is a party as of the Petition Date shall be deemed to be and treated as though it is an executory contract or unexpired lease, as applicable, subject to Section 365 of the Bankruptcy Code; and (ii) each Debtor shall be deemed to have assumed such contracts and leases to which it is a party unless such contract or lease (x) was previously assumed or rejected upon motion by a Final Order, including, without limitation, the Final Order entered granting any Lease Rejection Motion, (y) previously expired or terminated pursuant to its own terms, or (z) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by a Debtor on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under Section 365(a) of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

(b) Each contract and lease that is assumed shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such contract or lease and (ii) all contracts or leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

6.2	Payments Related to Assumption of Contracts and Leases

Any monetary amounts by which each contract and lease to be assumed pursuant to the Plan is in default shall be satisfied, under Section 365(b)(1) of the Bankruptcy Code by Cure. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption; provided, however, that the Reorganized Debtors shall be authorized to reject any contract or lease to the extent the Reorganized Debtors, in the exercise of their sound business judgment, conclude that the amount of the Cure obligation as determined by such Final Order, renders assumption of such contract or lease unfavorable to the Reorganized Debtors. In the event the Reorganized Debtors so reject any previously assumed contract or lease, and such rejection gives rise to a Rejection Damages Claim, such Rejection Damages Claim arising out of such rejection shall be limited to the Allowed Rejection Damage Claim Amount.

6.3	Rejected Contracts and Leases

The Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided herein, and with the consent of each of the Negotiating Noteholders, to seek to reject any contract or lease to which any Debtor is a party and to file a motion requesting authorization for the rejection of any such contract or lease. Any contracts or leases that expire by their terms prior to the Effective Date are deemed to be rejected, unless previously assumed or otherwise disposed of by the Debtors.

6.4	Compensation and Benefit Programs

(a) Except to the extent (i) otherwise provided for in the Plan, (ii) previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Confirmation Date, (iii) the subject of a pending motion to reject filed by a Debtor on or before the Confirmation Date, or (iv) previously terminated, all Employee Programs in effect before the Effective Date, shall be deemed to be, and shall be treated as though they are, contracts that are assumed under the Plan. Nothing contained herein shall be deemed to modify the existing terms of Employee Programs, including, without limitation, the Debtors’ and the Reorganized Debtors’ rights of termination and amendment thereunder.

(b) To the extent any change of control provision contained in any Employee Program would be triggered solely as a result of the transactions contemplated by the Plan, such Employee Program shall not be assumed to the extent a waiver of the change of control provision is not executed by the employee having the benefit of such change of control provision, but otherwise shall remain in full force and effect and may be triggered as a result of any transactions occurring after the Effective Date.

(c) As of the Effective Date, any and all equity incentive plans, equity ownership plans, or any other equity-based plans entered into before the Effective Date, including Claims arising from any change of control provision therein, shall be deemed to be, and shall be treated as though they are, contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan pursuant to the Confirmation Order. Any Claims resulting from such rejection shall constitute Subordinated Claims and shall be treated in accordance with Section 3.4(a) of the Plan. For the avoidance of doubt, subject to Section 6.4(b), in no event shall this Section 6.4(c) be held to impair any Employee Program.

(d) The Reorganized Debtors affirm and agree that (i) they are and will continue to be the contributing sponsor of the Rayovac Corporation Madison Hourly Retirement Plan No. 23, the Rayovac Corporation Madison Hourly Retirement Plan No. 24, the Rayovac Corporation Portage Hourly Retirement Plan No. 28, the Rayovac Corporation Fennimore Hourly Retirement Plan No. 34 and the Tetra Holding US, Inc. Retirement Plan (collectively, the “Pension Plans”), defined benefit pension plans insured by the Pension Benefit Guaranty Corporation under Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 1301-1461, et seq; (ii) the Pension Plans are subject to minimum funding requirements of ERISA and § 412 of the Internal Revenue Code; (iii) no provision of the Plan, the Confirmation Order, or Section 1141 of the Bankruptcy Code, shall, or shall be construed to, discharge, release, or relieve the Debtors, the Reorganized Debtors, or any other party, in any capacity, from any liability with respect to the Pension Plans under any law, governmental policy, or regulatory provision; and (iv) neither the PBGC nor the Pension Plans shall be enjoined from enforcing such liability as a result of the Plan’s provisions for satisfaction, release and discharge of Claims.

6.5	Certain Indemnification Obligations

(a) Indemnification Obligations owed to those of the Debtors’ directors, officers, and employees serving prior to, on, and after the Petition Date shall be deemed to be, and shall be treated as though they are, contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan, and such Indemnification Obligations (subject to any defenses thereto) shall survive the Effective Date of the Plan and remain unaffected by the Plan, irrespective of whether obligations are owed in connection with a pre-Petition Date or post-Petition Date occurrence.

(b) Indemnification Obligations owed to any of the Debtors’ Professionals pursuant to Sections 327 or 328 of the Bankruptcy Code and order of the Bankruptcy Court, whether such Indemnification Obligations relate to the period before or after the Petition Date, shall be deemed to be, and shall be treated as though they are, contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

6.6	Extension of Time to Assume or Reject

Notwithstanding anything set forth in Article VI of the Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Section 6.1(a) of the Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

6.7	Claims Arising from Assumption or Rejection

(a) Except as otherwise provided in the Plan or by Final Order of the Bankruptcy Court, all (i) Allowed Claims arising from the assumption of any contract or lease shall be treated as Administrative Claims pursuant to Section 3.1(a) of the Plan; and (ii) Allowed Rejection Damages Claims shall be treated as General Unsecured Claims pursuant to and in accordance with the terms of Section 3.2(d) of the Plan.

(b) If the rejection by a Debtor, pursuant to the Plan or otherwise, of a contract or lease results in a Rejection Damages Claim, then such Rejection Damages Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Reorganized Debtors and the respective counsel of each of the Negotiating Noteholders on the later of (i) thirty (30) days after entry of the order authorizing the rejection of such contract or lease and (ii) fifteen (15) days after the date designated as the rejection date in the order authorizing the rejection of such contract or lease. The Debtors reserve their rights to object to any Rejection Damages Claim.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

7.1	Distributions for Claims Allowed as of Effective Date

Except as otherwise provided herein or as ordered by the Bankruptcy Court, all distributions to holders of Allowed Claims as of the applicable Distribution Date shall be made on or as soon as practicable after the applicable Distribution Date. The Reorganized Debtors shall have the right, in their discretion, to accelerate any Distribution Date occurring after the Effective Date if the facts and circumstances so warrant.

7.2	Distribution to Holders of Allowed Claims

(a) Except with respect to the Noteholder Claims and unless otherwise agreed to between the holder of an Allowed Claim and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, the Reorganized Debtors shall make distributions to the holders of the Allowed Claims in the same manner and to the same addresses as such payments are made in the ordinary course of the Debtors’ businesses.

(b) No distributions shall be made on Disputed Claims until and unless such Disputed Claims become Allowed Claims.

(c) No reserve shall be required with respect to any Disputed Claim.

(d) On the Effective Date, distributions to holders of Allowed Noteholder Claims shall be delivered to the Indenture Trustee or, if directed by the Indenture Trustee, shall be delivered to the Disbursing Agent for distribution to the holders. Distributions of New Common Stock to Supplemental DIP Facility Participants shall be delivered to the Disbursing Agent for distribution to such participants.

(e) On or before the Effective Date, the Debtors shall, with the consent of each of the Negotiating Noteholders, designate the Person (whether Reorganized Spectrum or an independent third party) to serve as the Disbursing Agent under the Plan on mutually agreeable terms and conditions. If the Disbursing Agent is an independent third party designated to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from Reorganized Spectrum. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

7.3	Calculation of Distribution Amounts of New Securities

No fractional shares of New Securities shall be issued or distributed under the Plan. Each Person entitled to receive New Securities shall receive the total number of whole shares of New Common Stock or their pro rata share in principal amount of New Notes, whichever is relevant, to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of New Securities, the actual distribution of such New Securities shall be rounded to the next higher or lower whole number as follows: (a) fractions one-half ( 1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half ( 1/2) shall be rounded to the next lower whole number. Notwithstanding the foregoing, (a) if the Person is entitled to New Common Stock and rounding to the next lower whole number would result in such Person receiving zero shares of New Common Stock, such Person shall receive one (1) share of New Common Stock; and (b) if the Person is entitled to a pro rata share in principal amount of New Notes and rounding to the next lower whole number would result in such Person receiving zero dollars worth of New Notes, such Person shall receive a New Note in the principal amount of one $1.00 (One Dollar). If two or more Persons are entitled to fractional entitlements and the aggregate amount of New Securities that would otherwise be issued to such Persons with respect to such fractional entitlements as a result of such rounding exceeds the number of whole New Securities which remain to be allocated, the Disbursing Agent shall allocate the remaining whole New Securities to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole New Securities authorized under the Plan, all remaining fractional portions of the entitlements shall be cancelled and shall be of no further force and effect. The Disbursing Agent shall have the right to carry forward to subsequent distributions any applicable credits or debits arising from the rounding described in this paragraph.

7.4	Surrender of Cancelled Spectrum Notes

As a condition precedent to receiving any distribution on account of its Allowed Claim, each record Noteholder shall be deemed to have surrendered the notes or other documentation underlying each Noteholder Claim, and all such surrendered notes and other documentation shall be deemed to be cancelled pursuant to Section 5.4 of the Plan, except to the extent otherwise provided herein.

7.5	Withholding and Reporting Requirements

In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (a) each holder of an Allowed Claim that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such withholding tax obligations. Any property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution to be held by the Indenture Trustee or the Disbursing Agent, as the case may be, until such time as the Disbursing Agent is satisfied with the holder’s arrangements for any withholding tax obligations.

7.6	Setoffs

The Reorganized Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder.

7.7	Prepayment

Except as otherwise provided in the Plan, any ancillary documents entered into in connection herewith, or the Confirmation Order, the Reorganized Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

7.8	Allocation of Distributions

All distributions received under the Plan by holders of Claims shall be deemed to be allocated first to the principal amount of such Claim as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

8.1	Conditions to Confirmation

The following are conditions precedent to the occurrence of the Confirmation Date, each of which must be satisfied or waived in accordance with Section 8.3 of the Plan:

(a) an order, in form and substance reasonably satisfactory to each of the Negotiating Noteholders, finding that the Disclosure Statement contains adequate information pursuant to Section 1125 of the Bankruptcy Code shall have been entered; and

(b) the proposed Confirmation Order shall be in form and substance reasonably satisfactory to the Debtors, each of the Negotiating Noteholders, and the agent for the lenders under the Exit Facility.

8.2	Conditions to Effective Date

The following conditions precedent must be satisfied or waived on or prior to the Effective Date in accordance with Section 8.3 of the Plan:

(a) the Confirmation Order shall have been entered in form and substance reasonably satisfactory to the Debtors, each of the Negotiating Noteholders, and the agent for the lenders under the Exit Facility, and shall, among other things:

(i) provide that the Debtors and the Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created under or in connection with the Plan;

(ii) approve the Exit Facility in form and substance reasonably satisfactory to each of the Negotiating Noteholders;

(iii) authorize the issuance of the New Securities; and

(iv) provide that, notwithstanding Rule 3020(e) of the Bankruptcy Rules, the Confirmation Order shall be immediately effective, subject to the terms and conditions of the Plan;

(b) the Confirmation Order (in the form described in (a) above) shall not then be stayed, vacated, or reversed;

(c) the New Spectrum Governing Documents, the Reorganized Subsidiary Governing Documents, the Exit Facility, the New Equity Incentive Plan, the New Indenture, the Stockholders Agreement, the Registration Rights Agreement (New Common Stock), and the Registration Rights Agreement (New Notes) shall be in form and substance reasonably satisfactory to the Debtors, each of the Negotiating Noteholders, and the agent for the lenders under the Exit Facility, and, to the extent any of such documents contemplates execution by one or more persons, any such document shall have been executed and delivered by the respective parties thereto, and all conditions precedent to the effectiveness of each such document shall have been satisfied or waived, including, without limitation, and with respect to the New Indenture, the effectiveness of the application for qualification of the New Indenture under the Trust Indenture Act of 1939, as amended.

(d) the Reorganized Debtors shall have arranged for credit availability under the Exit Facility in amount, form, and substance reasonably satisfactory to the Debtors, each of the Negotiating Noteholders, and the agent for the lenders under the Exit Facility;

(e) all material authorizations, consents, and regulatory approvals required, if any, in connection with consummation of the Plan shall have been obtained; and

(f) all material actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

8.3	Waiver of Conditions

Each of the conditions set forth in Sections 8.1 and 8.2, with the express exception of the conditions contained in Section 8.1(a) and Sections 8.2(a)(i), (ii), and (iii), and (b), may be waived in whole or in part by the Debtors without any notice to parties in interest or the Bankruptcy Court and without a hearing, provided, however, that such waiver shall not be effective without the consent of each of the Negotiating Noteholders, which consent shall not be unreasonably withheld, and the agent for the lenders under the Exit Facility.

ARTICLE IX

RETENTION OF JURISDICTION

9.1	Scope of Retention of Jurisdiction

Under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:

(a) with respect to Required Filed Claims or to the extent necessary with respect to Optional Filed Claims or Unfiled Claims, allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the holder), including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(b) hear and determine all applications for Professional Fees and Substantial Contribution Claims; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(c) hear and determine all matters with respect to contracts or leases or the assumption or rejection of any contracts or leases to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary and without limitation, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

(d) effectuate performance of and payments under the provisions of the Plan;

(e) hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case or the Litigation Rights;

(f) enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

(g) hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including, without limitation, disputes arising under agreements, documents, or instruments executed in connection with the Plan, provided, however, that any dispute arising under or in connection with the New Securities, the Exit Facility, the Term Facility Loan Documents, the New Spectrum Governing Documents, the Reorganized Subsidiary Governing Documents, the New Equity Incentive Plan, the Registration Rights Agreement (New Common Stock), the Registration Rights Agreement (New Notes), or the Stockholders Agreement shall be dealt with in accordance with the provisions of the applicable document;

(h) consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(j) enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(k) hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order;

(l) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case;

(m) except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

(n) hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

(o) hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

(p) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

(q) enter a final decree closing the Chapter 11 Case.

9.2	Failure of the Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Section 9.1 of the Plan, the provisions of this Article IX shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1	Professional Fee Claims and Substantial Contribution Claims

All final requests for payment of Professional Fee Claims and Substantial Contribution Claims must be filed and served on the Reorganized Debtors, their counsel, and other necessary parties in interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to such requests for payment must be filed and served on the Reorganized Debtors, their counsel, and the requesting Professional or other entity no later than twenty (20) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable request for payment was served.

10.2	Fees and Expenses of Negotiating Noteholders and Indenture Trustee Expenses

(a) On the Effective Date, to the extent that each of the following professionals have not been compensated pursuant to the DIP Facility, the Reorganized Debtors shall reimburse the Negotiating Noteholders the reasonable fees and expenses of each of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP and Oppenheimer, Blend, Harrison &Tate, Inc., counsel to Harbinger; (ii) Bracewell & Giuliani LLP, counsel to D. E. Shaw; (iii) Akin Gump Strauss Hauer & Feld LLP, counsel to Avenue; and (iv) Lazard Freres & Co., financial advisor to Harbinger; without the need for any of the Negotiating Noteholders to file an application or otherwise seek Bankruptcy Court approval for the payment of such professional fees and expenses.

(b) On the Effective Date, the Reorganized Debtors shall pay the Indenture Trustee Expenses without the need for the Indenture Trustee to file an application or otherwise seek Bankruptcy Court approval for the payment of the Indenture Trustee Expenses.

10.3	Dissolution of Equity Committee

Unless earlier disbanded or terminated, the Equity Committee shall continue in existence until the Confirmation Date to exercise those powers and perform those duties specified in Section 1103 of the Bankruptcy Code or permitted by order of the Bankruptcy Court. On the Confirmation Date, the Equity Committee shall be dissolved, the Equity Committee’s members shall be deemed released of all their duties, responsibilities, and obligations in connection with the Chapter 11 Case or the Plan and its implementation, and the retention or employment of the Equity Committee’s attorneys and other professionals shall terminate.

10.4	Payment of Statutory Fees

All fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date shall be paid by the Reorganized Debtors. The obligation of each of the Reorganized Debtors to pay quarterly fees to the Office of the United States Trustee pursuant to Section 1930 of Title 28 of the United States Code shall continue until such time as a particular Chapter 11 case is closed, dismissed or converted.

10.5	Successors and Assigns and Binding Effect

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor, or assign of such Person, including, but not limited to, the Reorganized Debtors and all other parties in interest in the Chapter 11 Case.

10.6	Compromises and Settlements

From and after the Effective Date, the Reorganized Debtors may compromise and settle various Claims against them and/or Litigation Rights and other claims that they may have against other Persons without any further approval by the Bankruptcy Court. Until the Effective Date, the Debtors expressly reserve the right to compromise and settle Claims against them and Litigation Rights or other claims that they may have against other Persons, subject to the approval of the Bankruptcy Court if, and to the extent, required.

10.7	Releases and Satisfaction of Subordination Rights

All Claims against the Debtors and all rights and claims between or among the holders of Claims relating in any manner whatsoever to any claimed subordination rights shall be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented in Article III of the Plan. Distributions under, described in, contemplated by, and/or implemented by the Plan to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

10.8	Releases by Debtors

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, the Reorganized Debtors and any Person seeking to exercise the rights of the Debtors’ Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to Section 1123(b)(3) of the Bankruptcy Code, shall be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities whatsoever (other than for fraud, willful misconduct, or gross negligence) in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights of the Debtors and the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Case, or the Plan, and that may be asserted by or on behalf of the Debtors, the Estates, or the Reorganized Debtors against (i) any of the other Debtors and any of the Debtors’ non-Debtor subsidiaries, (ii) any of the directors, officers, and employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries serving during the pendency of the Chapter 11 Case, (iii) any Professionals of the Debtors, (iv) each of the Negotiating Noteholders, (v) any Noteholder, solely in its capacity as a Noteholder, that votes to accept the Plan, (vi) the DIP Facility Agent, (vii) the DIP Facility Lenders, (viii) the Supplemental DIP Facility Participants; (ix) the Indenture Trustee, (x) the respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel and other advisors of each of the parties identified in the foregoing (i) through (ix), but only in their capacities on behalf of such parties, and (xi) any of the successors or assigns of any of the parties identified in the foregoing (i) through (ix); provided, however, that nothing in this Section 10.8 shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any of their employees (other than any director or officer) that is based upon an alleged breach of a confidentiality, noncompete or any other contractual or fiduciary obligation owed to the Debtors or the Reorganized Debtors.

10.9	Discharge of the Debtors

(a) Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties and, regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims, upon the Effective Date, (i) the Debtors, and each of them, shall be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Section 502 of the Bankruptcy Code, whether or not (A) a Proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (B) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, (C) a Claim based upon such debt is or has been disallowed by order of the Bankruptcy Court, or (D) the holder of a Claim based upon such debt accepted the Plan, and (ii) all Spectrum Interests shall be terminated.

(b) As of the Effective Date, except as provided in the Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further claims, debts, rights, causes of action, claims for relief, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Spectrum Interests, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

10.10	Injunction

(a) Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors, and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors; or (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(b) Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released pursuant to Sections 10.7, 10.8, or 10.11 of the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(c) Without limiting the effect of the foregoing provisions of this Section 10.10 upon any Person, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this Section 10.10.

10.11	Exculpation and Limitation of Liability

(a) To the extent permitted by applicable law and approved in the Confirmation Order, none of the Debtors, the Reorganized Debtors or their respective subsidiaries, the Debtors’ Professionals, the Negotiating Noteholders, any Noteholder, solely in its capacity as a Noteholder, that votes to accept the Plan, the DIP Agent, the DIP Facility Lenders, the Supplemental DIP Facility Participants, the Indenture Trustee, or any of their respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective present or former directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of fraud, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

(b) Notwithstanding any other provision of the Plan, to the extent permitted by applicable law and approved in the Confirmation Order, no holder of a Claim or an Interest, no other party in interest, and none of their respective present or former directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, shall have any right of action against any Debtor, any Reorganized Debtor, any of its subsidiaries, any Professional of the Debtors, any of the Negotiating Noteholders, any Noteholder, solely in its capacity as a Noteholder, that votes to accept the Plan, the DIP Agent, any of the DIP Facility Lenders, Supplemental DIP Facility Participants, the Indenture Trustee, or any of their respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of fraud, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code.

10.12	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

10.13	Modifications and Amendments

The Debtors, subject to the consent of each of the Negotiating Noteholders, may alter, amend, or modify the Plan under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, the Debtors may, subject to the consent of each of the Negotiating Noteholders, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

10.14	Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of any Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

10.15	Revocation, Withdrawal, or Non-Consummation

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (ii) prejudice in any manner the rights of any Debtor or any Person, including any of the Negotiating Noteholder, in any further proceedings involving a Debtor, or (iii) constitute an admission of any sort by any Debtor or any other Person, including any of the Negotiating Noteholders.

10.16	Notices

Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor under the Plan shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, (c) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, and (d) addressed as follows:

For the Debtors:

SPECTRUM BRANDS, INC.

Six Concourse Parkway, Suite 3300

Atlanta, GA 30328

Attn: John T. Wilson, Esq.

Vice President, Secretary and General Counsel

Telephone: (770) 829-6200

Fax: (770) 829-6295

with copies to:

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Times Square

New York, New York 10036-6522

Attn: D. J. Baker, Esq.

Telephone: (212) 735-3000

Fax: (212) 735-2000

For Harbinger:

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Brian S. Hermann, Esq.

Telephone: (212) 373-3545

Fax: (212) 492-0545

For D. E. Shaw:

BRACEWELL & GIULIANI LLP

1177 Avenue of the Americas, 19th Floor

New York, New York 10036-2714

Attn: Mark B. Joachim, Esq.

Telephone: (212) 508-6100

Fax: (212) 508-6101

For Avenue:

AKIN GUMP STRAUSS HAUER & FELD LLP

One Bryant Park

New York, New York 10036

Attn: Ira S. Dizengoff, Esq.

Telephone: (212) 872-1000

Fax: (212) 872-1002

10.17	Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Rule 9006(a) of the Bankruptcy Rules shall apply.

Dated: April 28, 2009

Spectrum Jungle Labs Corporation
Spectrum Brands, Inc.
ROVCAL, Inc.
ROV Holding, Inc.
Tetra Holding (US), Inc.
United Industries Corporation
Schultz Company
Spectrum Neptune US Holdco Corporation
United Pet Group, Inc.
DB Online, LLC
Aquaria, Inc.
Perfecto Manufacturing, Inc.
Aquarium Systems, Inc.
Southern California Foam, Inc.

By:
Kent J. Hussey
Chief Executive Officer
Spectrum Brands, Inc.

William B. Kingman (Texas Bar No. 11476200)

LAW OFFICES OF WILLIAM B. KINGMAN, P.C.

4040 Broadway, Suite 450

San Antonio, Texas 78209

Telephone: 210-829-1199

Email: bkingman@kingmanlaw.com

Harry A. Perrin (Texas Bar No. 15796800)

D. Bobbitt Noel, Jr. (Texas Bar No. 15056500)

VINSON & ELKINS LLP

First City Tower, 1001 Fannin Street, Suite 2500

Houston, Texas 77002

Telephone: 713-758-2222; Fax: 713-615-5016

Email: hperrin@velaw.com, bnoel@velaw.com

D. J. Baker (Texas Bar No. 01566500)

Adam S. Ravin

Miriam H. Marton

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Times Square

New York, New York 10036-6522

Telephone: 212-735-3000; Fax: 212-735-2000

Email: dj.baker@skadden.com, adam.ravin@skadden.com,

miriam.marton@skadden.com

Counsel for Debtors and Debtors in Possession

EXHIBIT A-1

TO

JOINT PLAN OF REORGANIZATION OF

SPECTRUM JUNGLE LABS CORPORATION, ET AL., DEBTORS

EXHIBIT A-1

TO

JOINT PLAN OF REORGANIZATION OF

SPECTRUM JUNGLE LABS CORPORATION, ET AL., DEBTORS

Term Sheet for Stockholders Agreement1

Set forth below is a term sheet summarizing certain material terms of the Stockholders Agreement relating to Reorganized Spectrum Brands, Inc.

Parties:	Reorganized Spectrum Brands, Inc. (the “Company”) and each of the persons (the “Stockholders”) who receives common stock of the Company (“Common Stock”) under the joint plan of reorganization under Chapter 11 of the Company (the “Plan”).

Preemptive Rights:	If the Company issues shares of Common Stock or any other equity or equity-linked securities, any Stockholder holding more than 5.0% of the Company’s outstanding Common Stock (each such person, an “Eligible Stockholder”) will have the right to purchase a pro rata portion of such offering based upon its equity ownership, subject to customary exceptions.

Observer Rights:	Each Investor[2] shall have the right to appoint one non-voting observer to the Board so long as such Investor owns more than 5.0% of the outstanding Common Stock.

Inspection and Information Rights:	Each Eligible Stockholder (so long as such person or any of its controlled affiliates is not a direct competitor of the Company) will have the right (a) at its expense to visit and inspect the properties, books and records of the Company and its subsidiaries and discuss the affairs and finances of the Company and its subsidiaries with the Company’s management and accountants, during normal business hours and upon reasonable notice, and (b) inter alia, to receive annual and quarterly consolidated financial statements of the Company, and to request the Company to arrange calls to discuss such annual or quarterly statements.

Limitation on Affiliate Transactions:

The Company and its subsidiaries shall not enter into any transaction with (i) any Stockholder or (ii) any affiliate thereof (in each case, to the extent such persons would be deemed Affiliates of the Company as defined in the Indenture relating to the New Notes (the “Indenture”)) unless the Company complies with the requirements of the affiliate transaction covenant to be set forth in the Indenture mutatis mutandis.

The transactions contemplated by the Plan shall not be subject to the foregoing restrictions.

Confidentiality:	Each Stockholder agrees to hold confidential all information

[1]	Certain provisions set forth herein may be moved to the Company’s Certificate of Incorporation or By-laws.
[2]	The term “Investor” means any of the Negotiating Noteholders (as defined in the Plan).

A-1-1

received from the Company or any of its subsidiaries in its capacity as a Stockholder, subject to customary exceptions.

Amendments:	The Stockholders Agreement may be amended or modified only with the consent of the Stockholders holding at least 60.0% of the total outstanding Common Stock; provided that (i) any amendment that adversely affects the rights or obligations of any Investor in a manner different relative to the other Investors shall require the prior written consent of such Investor, (ii) any amendment that imposes a material burden on or adversely affects a material benefit to the Company shall require the prior written consent of the Company, and (iii) any amendment that adversely affects the observer rights, inspection or information rights of any Eligible Stockholder shall require the prior written consent of such Eligible Stockholder.

Termination:	The Stockholders Agreement shall terminate upon the earlier of (i) the liquidation, dissolution or winding-up of the Company, (ii) any person other than an Investor or an affiliate thereof acquiring in excess of 50% of the total outstanding Common Stock, (iii) an Investor or an affiliate thereof acquiring 100% of the total outstanding Common Stock and (iv) the written consent of the Company and Stockholders holding at least 60.0% of the total outstanding Common Stock.

A-1-2

EXHIBIT A-2

TO

JOINT PLAN OF REORGANIZATION OF

SPECTRUM JUNGLE LABS CORPORATION, ET AL., DEBTORS

EXHIBIT A-2

TO

JOINT PLAN OF REORGANIZATION OF

SPECTRUM JUNGLE LABS CORPORATION, ET AL., DEBTORS

Term Sheet for Registration Rights Agreement (New Common Stock)

Set forth below is a term sheet summarizing certain material terms of the Registration Rights Agreement relating to Reorganized Spectrum Brands, Inc.

Parties:	Reorganized Spectrum Brands, Inc. (the “Company”), and each of the Negotiating Noteholders (as defined in the Plan) (such Negotiating Noteholders, collectively, “Investors”).

Piggyback Registrations:

Subject to customary exceptions, whenever the Company proposes to register any of its common stock (“Common Stock”) other than on a Form S-8 or Form S-4, the Company will provide notice to each Investor and any holder to whom any Investor transfers shares of Common Stock representing at least 1% of the total outstanding Common Stock of the Company (together with the Investors so long as they hold registrable equity securities of the Company, a “Holder”) will be granted piggyback registration rights.

In the event of any underwritten offering, the underwriter may exclude shares from registration and the underwriting, and the shares will be given priority as follows: (i) to the Company for securities it proposes to register, (ii) to each Holder requesting piggyback registration and (iii) to any other securities to be registered on behalf of any other holder.

Shelf Registration:

Promptly after the effective date of the Plan, the Company shall file a “shelf” registration statement with the SEC providing for the registration of Common Stock or other equity or equity-linked securities issued to the Investors. The Company shall use reasonable best efforts to cause the “shelf” to be declared effective by the SEC and keep it continuously effective until all of the securities have been sold pursuant to the “shelf” registration statement or until such securities may be sold by such Investor under Rule 144 of the Securities Act without the volume or manner of sale restrictions under such rule.

Any Holder has the ability to request the Company to effect a takedown under the “shelf” upon notice to the Company.

As long as a “shelf” registration has been filed by the Company and remains effective when the Holders make a request for registration pursuant to a piggyback registration, demand registration or registration on Form S-3, and the plan of distribution set forth in the “shelf” registration statement includes underwritten offerings, the Company will not be required to separately register any Common Stock or other registrable equity securities in response to such request, and such request will be deemed to be a request to effect a takedown from the “shelf”.

A-2-1

Demand Registrations:	Each Investor has the right to request the Company to effect two demand registrations.

Form S-3 Registration:	After the Company is eligible to register any securities on Form S-3, each Holder will have the right to demand the Company to effect any number of registrations on Form S-3 and such registrations will not be counted as a demand registration.

Underwriting Cutbacks:	The Holder requesting a takedown under the “shelf” or demand registration or registration on Form S-3 may choose to distribute its securities in an underwritten offering by notifying the Company of such intent as a part of its request. The underwriter may limit the size of the offering and exclude shares from the registration and underwriting, and the shares that will be included will be given priority as follows: (i) to the Holders requesting inclusion of their securities on a pari passu basis with each other and (ii) to other holders of securities of the Company.

Holdback Agreement:	Subject to customary exceptions, in the case of an underwritten offering, if so requested by the managing underwriter, each Holder will not for a period of up to 90 days from the effectiveness of the registration statement effect any public sale of its Common Stock or any other registrable equity securities, except for those securities included in such registration.

Indemnification:	The Company and each Holder will provide customary indemnification.

A-2-2

EXHIBIT B

TO

JOINT PLAN OF REORGANIZATION OF

SPECTRUM JUNGLE LABS CORPORATION, ET AL., DEBTORS

EXHIBIT B

TO

JOINT PLAN OF REORGANIZATION OF

SPECTRUM JUNGLE LABS CORPORATION, ET AL., DEBTORS

Summary Description of the New Indenture and the New Notes

The following is a summary of certain terms of the New Indenture and the New Notes.

Issuer:	Reorganized Spectrum

New Notes:	The original principal amount of New Notes will be equal to 20% of the Allowed Noteholder Claims, and, as described below, may be increased following the date of original issuance of the New Notes to satisfy interest payment obligations.

Maturity Date:	10 years from the date of original issuance of the New Notes.

Interest:	Interest will accrue at a rate of 12% per year and will be paid semi-annually in arrears entirely in cash or, at Reorganized Spectrum’s option, exercised semi-annually entirely by increasing the principal amount of the New Notes.

Mandatory Prepayment:	Notwithstanding anything to the contrary that will be contained in the indenture governing the New Notes, at the end of any accrual period (as defined in Section 1272(a)(5) of the Internal Revenue Code of 1986, as amended (the “Code”)) ending after the fifth anniversary of the issuance of the New Notes in which, but for this paragraph (x) the aggregate amount of accrued and unpaid original issue discount (as defined in Section 1273(a)(1) of the Code) on the New Notes would exceed (y) an amount equal to the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of the New Notes multiplied by (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of the New Notes, Reorganized Spectrum will pay at the end of each such accrual period without premium or penalty the minimum amount of principal plus accrued interest on the New Notes necessary to prevent any of the accrued and unpaid interest and original issue discount on the New Notes from being disallowed or deferred as a deduction under Section 163(e)(5) of the Code to Reorganized Spectrum.

Guarantees:	Obligations under the New Notes will be guaranteed on a senior subordinated basis by all of Reorganized Spectrum’s United States’ subsidiaries (such subsidiaries being the “Guarantors”). Newly created or acquired United States’ subsidiaries of Reorganized Spectrum will be required to become Guarantors.

Ranking:	The New Notes will be subordinate to existing and future senior debt of Reorganized Spectrum, including (x) the Credit Agreement dated as of March 30, 2007, by and among Spectrum, Goldman Sachs Credit Partners L.P., and others and (y) the Exit Facility.

B-1

Redemption:

Reorganized Spectrum may not optionally redeem the New Notes before the date that is three years after issuance of the New Notes. The New Notes may be redeemed at a redemption premium of (a) 106% after three years from issuance, (b) 103% after four years from issuance, and (c) 100% after five years from issuance.

Reorganized Spectrum will not be required to redeem the New Notes, except (1) in connection with a change of control,(2) from the net proceeds of certain asset sales, and (3) as further described in the “Mandatory Prepayment” section above, if necessary to prevent any of the accrued and unpaid interest and original issue discount on the New Notes from being limited as a deduction under the “AHYDO” (applicable high yield discount obligation ) rules.

Change of Control:	In the event of a change of control of Reorganized Spectrum, Reorganized Spectrum will offer to repurchase the New Notes for cash equal to 101% of the aggregate principal amount of the New Notes repurchased.

Indebtedness:	Reorganized Spectrum and its restricted subsidiaries will be subject to certain restrictions on the incurrence of indebtedness and the issuance of preferred stock.

Reorganized Spectrum will not be permitted to incur any indebtedness that is subordinate in right of payment to any senior debt of Reorganized Spectrum unless it is pari passu or subordinate in right of payment to the New Notes to the same extent. No Guarantor will be permitted to incur any indebtedness that is subordinate in right of payment to the senior debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Guarantor’s New Note guarantee to the same extent.

Liens:	The New Notes will be issued as unsecured obligations of Reorganized Spectrum. Reorganized Spectrum may not incur liens securing indebtedness, other than certain permitted liens including liens (a) in favor of Reorganized Spectrum or any of its restricted subsidiaries, (b) existing on the property of an entity at the time such entity is merged or consolidated with Reorganized Spectrum or any of its restricted subsidiaries, (c) existing on property at the time it is acquired by Reorganized Spectrum or any of its restricted subsidiaries, (d) existing on the date of original issuance of the New Notes, (e) securing certain permitted refinancing indebtedness, (f) incurred in the ordinary course of business and not exceeding $25.0 million outstanding at one time and (g) on the assets of a foreign subsidiary of Reorganized Spectrum and securing indebtedness of a foreign subsidiary of Reorganized Spectrum, unless all payments due under the New Indenture and the New Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a lien.

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Covenants:	In addition to the above described provisions on interest payments, redemption, prepayment, change of control, indebtedness and liens, the New Notes will be subject to certain other covenants consistent with those in the existing 7 3/8% senior subordinated notes indenture, including (a) requiring Reorganized Spectrum to make certain reports to holders of the New Notes, (b) restricting certain payments and dividends, (c) restrictions on entering into agreements that limit upstreaming of funds, (d) restrictions on certain mergers, consolidations or sales of assets, and (e) restrictions on affiliate transactions.

Events of Default:	The New Indenture will contain events of default, including (a) default for thirty (30) days in paying interest due, (b) default in paying principal or premium due, (c) failure to comply with covenants restricting change of control, asset sale and merger, (d) failure to comply, upon due notice, with other covenants in the New Indenture, (e) cross-default for defaults on material indebtedness, (f) failure to pay final judgments in excess of $25.0 million, (g) if any note guarantee is held in any judicial proceeding to be unenforceable or invalid and (h) certain events of bankruptcy or insolvency.

Registration:	The New Notes are being issued in reliance on the exemption from registration provided by Section 1145 of the Bankruptcy Code and will not be registered with the Commission at the time of issuance.

Upon Reorganized Spectrum’s emergence from Chapter 11, Reorganized Spectrum and certain holders of the New Notes will enter into a Registration Rights Agreement (New Notes), which will, inter alia, provide for registration rights for certain of the Noteholders with respect to the New Notes. It is expected that a shelf registration statement with respect to the New Notes will be filed with the Commission on the date of Reorganized Spectrum’s emergence from Chapter 11.

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